                                                                   EXHIBIT 10.16

CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.

ADDITIONAL SPECIAL PROVISIONS

I. COST SHARE CONTRIBUTIONS

It is the intention of the Government and the Participant to share the allowable and allocable costs of performance of the work during this Agreement as set forth herein.

The Government's contribution and support for this Agreement during the project period September 30, 1997 through March 31, 2000 will be $11,178,423.00. The Participant will contribute $3,726,141.00 toward the aforementioned budget period. It is the intention of the Government and the Participant to share the total allowable and allocable costs of performance during the project period on a 75.0 percent (Government) and 25.0 percent (Participant) based on total cost of the project, see Block No. 16a.(6) of the Notice of Financial Assistance Award, face page. It is understood by the parties that the DOE share of this budget period is $11,178,423.00 and no additional Federal funding will be provided notwithstanding the total cost of the project at completion. The cost sharing formula zero percent (Government) and 100 percent (Participant) shall apply to any increase in the Total Approved Budget.

2. INDIRECT COST APPLIED TO TEAMING PARTNERS' COSTS

Notwithstanding applicable cost principals, and allowable and allocable costs for performance of the work under this Agreement, indirect costs charged by the Participant to subaward(s) (Teaming Partners) shall not exceed 5% of the subaward total costs. Any indirect costs above the ceiling restriction shall be unallowable and shall be absorbed by the Applicant without reimbursement by the Government under any other Government contract, financial assistance or any subcontract under any other Government prime contract or financial assistance.

3. FEE

No fee shall be paid to the Recipient or any subaward for performance under this Agreement.

4. ADEQUATE RECOGNITION

It is agreed that the Participant shall obtain adequate recognition of the United States support for the technology developed under this cooperative agreement in any contract, licenses, or other agreements which involve the transfer to foreign entities of the fuel cell technology developed in whole or in part at Government expense. The Participant agrees to notify and obtain concurrence from the Assistant Secretary for Energy Efficiency and Renewable Energy or designee in writing of the adequate recognition obtained prior to entering into any such contracts, licenses, or other agreements. The Awardee shall not enter into any such contracts, licenses, or other agreements without the concurrence of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee. The determination of whether to grant such concurrence shall be at the sole discretion of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee and is not subject to litigation under 10 CFR
(S)600.22, Disputes
and Appeals. The determination shall be in writing and shall be furnished to the Awardee by the Contracting Officer. Examples of such an adequate recognition could include: (1) a commitment to manufacture in the U.S.A.; (2) a requirement to reimburse the U.S. Government for its R&D costs; and/or (3) a commitment to jointly sponsor the R&D program.

5. STATEMENT OF SUBSTANTIAL INVOLVEMENT

The Department of Energy. (Department, DOE) will be substantially involved in all Tasks of the Statement of Work. The Department will collaborate with the participant in evaluating, accepting, and achieving the milestones for research as proposed by the respondent.

The Department will provide technical direction to the overall program, as well as the individual program elements as it is determined to be necessary and appropriate by DOE. The Department will participate during the full duration of the project, and will have continuing rights to conduct ongoing negotiations with the participant regarding the technical direction of the work conducted under this Agreement. The Department staff members will attend meetings and participate in the formation and direction of scope of the key development activities. The DOE Project Officer, all participate in the development, review and approval of all proposed statements of work, including subcontractor statements of work, prior to the execution of any subcontract. The Department will review technical progress reports and provide input to these reports as deemed necessary. In addition, the Department will have the right to have National Laboratories or selected private organizations perform independent tests and evaluations of the cooperative agreement's deliverables, thus providing an additional measure of technical progress.

The Department may collaborate with the participant in the allocation of funds budgeted for this Agreement. Further, as work progresses, funding needs may change and depending upon availability of funds, the Department may collaborate with the participant to reallocate funds budgeted between the different programs and projects.

The Department will thus be actively monitoring all phases of the participant's research and development activities, including participation in the participant's reviews of its contractor's activities and review of the contractor's reports to the participant. The Department will actively participate in the participant's process of reviewing and approving each phase of the proposed programs and projects.

The substantial involvement by the Department under this Agreement will remain in effect for the term of the cooperative agreement award unless otherwise requested in writing by the Contracting Officer. Moreover, this statement of substantial involvement by the Department does not increase the Department of Energy's liability under the Agreement award.

6. TECHNICAL DIRECTION

     A. The work to be performed by the Participant under this Cooperative Agreement is subject to the surveillance and written Technical Direction of a "DOE Project Officer," identified in block II of the face page. The term "Technical Direction" is defined to include, without limitation, the following:

     1. Directions to the Participant which redirects the work effort, shifts work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details or otherwise provide technical guidance to the Participant in order to accomplish the tasks and requirements stated in the Statement of Work as contained in the agreement.

     2. Provision of information to the Participant which assists in the interpretation of drawings, specifications or technical portions of the Statement of Work as contained in the Agreement.

     3. Review and, where required by the Cooperative Agreement, approval of technical reports, drawings, specifications or technical information to be delivered by the Participant to DOE under the Cooperative Agreement.

     4. The DOE Project Officer shall monitor the Participant's performance with respect to compliance with the requirements of this Cooperative Agreement.

     B. Technical direction and management surveillance shall not impose tasks or requirements upon the Participant additional to or different from the tasks and requirements stated in the Statement of Work of this Agreement. The Technical Direction to be valid:

     1. Must be issued in writing consistent with the tasks and requirements stated in the

     Statement of Work of this Agreement; and

     2. May not:

     a. constitute an assignment of additional work outside the tasks and requirements stated in the Statement of Work of this Agreement;

     b. in any manner cause an increase or decrease in the total estimated project cost or the time required for project performance;

     c. change any of the expressed terms, conditions or specification of the Cooperative Agreement; or

     d. accept non-conforming work.

     C. The Participant shall proceed promptly with the performance of Technical Directions duly issued by the DOE Project Officer in the manner prescribed by paragraph B. above and which are within his authority under the provisions of paragraph A. above; provided, however, that the Participant shall immediately cease the performance of any Technical Direction upon receipt of a written instruction to that effect from the Contracting Officer.

     D. If in the opinion of the Participant any Technical Direction issued by the DOE Project Officer is within one of the categories as defined in B.2. (a) through (d) above, the Participant shall not proceed but shall notify the Contracting Officer in writing within five working days after the receipt of any such Technical Direction and shall request the Contracting Officer to rescind such direction or mutually agree to modify the agreement accordingly.

     E. The only persons authorized to give Technical Direction to the Participant under this Agreement are the Contracting Officer and any "DOE Project Officer" as listed in Block II of the face page. Any action taken by the Participant in response to any direction given by any person other than the Contracting Officer or DOE Project Officer shall not be binding upon the Government.

                 Intellectual Property Provisions - Assistance

                  LARGE BUSINESS, STATE AND LOCAL GOVERNMENTS
                           OR FOREIGN ORGANIZATIONS
                   (Research, Development or Demonstration)


CLAUSE                REFERENCE                            TITLE                                       PAGE
------                ---------                            -----                                       ----

01.               48 C.F.R. 52.227-1    Authorization and Consent (JUL 1995), Alternate ii               1

02.               48 C.F.R. 52.227-2    Notice and Assistance Regarding Patent and Copyright             1
                                        Infringement (AUG 1996)
                                        This clause is not applicable if the award is for less
                                        then $100,000.

03.               48 C.F.R. 952.227-9   Refund or Royalties (FEB 1995)

04.               48 C.F.R. 952.227-13  Patent Rights - Acquisition by the Government                    1
                                        (FEB 1995)

05.               48 C.F.R. 52.227-14   Rights in Data - General (JUN 1987), with                       10
                                        Alternates ii and V, and paragraph (d)(3) as
                                        supplemented by 10 C.F.R. Part 600.27
                                        If this award requires the use or delivery of limited data
                                        And/or restricted computer software, Alternates II and III are incorporated, unless modified upon recommendation
                                        Of Patent Counsel.

06.               48 C.F.R. 52.227.16   Additional Data Requirements (JUN 1987)                        15

07.               48 C.F.R. 52.227-23   Rights to Proposal Data (Technical) (JUN 1987)                 16

        Attachment 1 (for reference):   Patent Rights - Retention
                                        By Contractor (Short Form) (FED 1995);
                                        48 C.F.R. 952.227-11

52.227-1 Authorization and Consent; Alternate ii (APR 1984)

AUTHORIZATION AND CONSENT

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for supplies or services (including construction, architect-engineer services, and materials, supplies, models, samples, and design or testing services expected to exceed the simplified acquisition threshold)--however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement.

NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT (AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.10 1.

(End of clause)

952.227-9 Refund of Royalties

REFUND OF ROYALTIES (FEB 1995)

(a) The contract price includes certain amounts for royalties payable by the Contractor or subcontractors or both, which amounts have been reported to the Contracting Officer.

(b) The term "royalties" as used in this clause refers to any costs or charges in the nature of royalties, license fees, patent or license amortization costs, or the like, for the use of or for rights in patents and patent applications in connection with performing this contract or any subcontract hereunder. The term also includes any costs or charges associated with the access to, use of, or other right pertaining to data that is represented to be proprietary and is related to the performance of this contract or the copying of such data or data that is copyrighted.

(c) The Contractor shall furnish to the Contracting Officer, before final payment under this contract, a statement of royalties paid or required to be paid in connection with performing this contract and subcontracts hereunder together with the reasons.

(d) The Contractor will be compensated for royalties reported under paragraph
(c) of this clause, only to the extent that such royalties were included in the contract price and are determined by the Contracting Officer to be property chargeable to the Government and allocable to the contract. To the extent that any royalties that are included in the contract price are not, in fact, paid by the Contractor or are determined by the Contracting Officer not to be properly chargeable to the government and allocable to the contract, the contract price shall be reduced. Repayment or credit to the Government shall be made as the Contracting Officer directs. The approval by DOE of any individual payments or royalties shall not prevent the Government from contesting at any time the enforceability, validity, scope of, or title to, any patent or the proprietary nature of data pursuant to which a royalty or other payment is to be or has been made.

(e) If, at any time within 3 years after final payment under this contract, the Contractor for any reason is relieved in whole or in part from the payment of the royalties included in the final contract price as adjusted pursuant to paragraph (d) of this clause, the Contractor shall promptly notify the Contracting Officer of that fact and shall reimburse the Government in a corresponding amount.

(f) The substance of this clause, including, this paragraph (f), shall be included in any subcontract in which the amount of royalties reported during negotiation of the subcontract exceeds $250.

(End of clause)

952.227-13 Patent Rights - Acquisition by the Government

PATENT RIGHTS-ACQUISITION BY THE GOVERNMENT (FEB 1995)

(a) Definitions.

"Invention", as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 232 1, et seq.).

"Practical application", as used in this clause, means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

"Subject invention", as used in this clause, means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract.

"Patent Counsel", as used in this clause, means the Department of Energy Patent Counsel assisting the procuring activity.

"DOE patent waiver regulations", as used in this clause, means the Department of Energy patent waiver regulations at 41 CFR 9-9.109-6 or successor regulations.

"Agency licensing regulations" and "applicable agency licensing regulations", as used in this clause, mean the Department of Energy patent licensing regulations at 10 CFR Part 781.

(b) Allocations of principal rights.

(1) Assignment to the Government. The Contractor agrees to assign to the Government the entire right, title, and interest throughout the world in and to each subject invention, except to the extent that rights are retained by the Contractor under subparagraph (b)(2) and paragraph (d) of this clause.

(2) Greater rights determinations.

     (1) The contractor, or an employee-inventor after consultation with the Contractor, may request greater rights than the non-exclusive license and the foreign patent rights provided in paragraph (d) of this clause on identified inventions in accordance with the DOE patent waiver regulations. A request for a determination of whether the Contractor or the employee-inventor is entitled to acquire such greater rights must be submitted to the Patent Counsel with a copy to the Contracting Officer at the time of the first disclosure of the invention pursuant to subparagraph (e)(2) of this clause, or not later than 8 months thereafter, unless a longer period is authorized in writing by the

     Contracting Officer for good cause shown in writing by the Contractor. Each determination of greater rights under this contract shall be subject to paragraph (c) of this clause, unless otherwise provided in the greater rights determination, and to the reservations and conditions deemed to be appropriate by the Secretary of Energy or designee.

(ii) Within two (2) months after the filing of a patent application, the Contractor shall provide the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and, promptly upon issuance of a patent, provide the patent number and issue date for any subject invention in any country for which the Contractor has been granted title or the right to file and prosecute on behalf of the United States by the Department of Energy.

(iii) Not less than thirty (30) days before the expiration of the response period for any action required by the Patent and Trademark Office, notify the Patent Counsel of any decision not to continue prosecution of the application.

(iv) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(c) Minimum rights acquired by the Government.

     With respect to each subject invention to which the Department of Energy grants the Contractor principal or exclusive rights, the Contractor agrees as follows:

(ii) The Contractor hereby grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced each subject invention throughout the world by or on behalf of the Government of the United States (including any Government agency).

(ii) The Contractor agrees that with respect to any subject invention in which DOE has granted it title, DOE has the right in accordance with the procedures in the DOE patent waiver regulations to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if it determines that--

(A) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(B) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;

(C) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(D) Such action is necessary because the agreement required by paragraph (ii) of this clause has neither been obtained nor waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(iii) The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding, the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by that agency in accordance with subparagraph (c)(1)(ii) of this clause. To the extent data or information supplied under this section is considered by the Contractor, its licensee, or assignee to be privileged and confidential and is so marked, the Department of Energy agrees that, to the extent permitted by law, it will not disclose such information to persons outside the Government.

(iv) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through a Military Assistance Program of the Government or otherwise derived through the Government, to refund any amounts received as royalty charges on a subject invention in acquisitions for, or on behalf of, the Government, and to provide for such refund in any instrument transferring rights in the invention to any party.

(v) The Contractor agrees to provide for the Government's paid-up license pursuant to subparagraph (c)(1)(ii) of this clause in any instrument transferring rights in a subject invention and to provide for the granting of licenses as required by subparagraph (c)(1)(ii) of this clause, and for the reporting of utilization information as required by subparagraph (c)(1)(iii) of this clause, whenever the instrument transfers principal or exclusive rights in a subject invention.

(2) Nothing contained in this paragraph (c) shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention.

(d) Minimum rights to the Contractor.

(1) The Contractor is hereby granted a revocable, nonexclusive, royalty-free license in each patent application filed in any country on a subject invention and any resulting patent in which the Government obtains title, unless the Contractor fails to disclose the subject invention within the times specified in subparagraph (e)(2) of this clause. The Contractor's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the

Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

(2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR Part 404 and agency licensing regulations. This license will not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical applications and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE will furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor will be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR Part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(4) The Contractor may request the right to acquire patent rights to a subject invention in any foreign country where the Government has elected not to secure such rights, subject to the conditions in subparagraphs (d)(4)(ii) through
(d)(4)(vii) of this clause. Such request must be made in writing to the Patent Counsel as part of the disclosure required by subparagraph (e)(2) of this clause, with a copy to the DOE Contracting Officer. DOE approval, if given, will be based on a determination that this would best serve the national interest.

(ii) The recipient of such rights, when specifically requested by DOE, and three years after issuance of a foreign patent disclosing the subject invention, shall furnish DOE a report stating:

(A) The commercial use that is being made, or is intended to be made, of said invention, and

(B) The steps taken to bring the invention to the point of practical application or to make the invention available for licensing.

(ii) The Government shall retain at least an irrevocable, nonexclusive, paid-up license to make, use, and sell the invention throughout the world by or on behalf of the Government (including any Government agency) and States and domestic municipal governments, unless the Secretary of Energy or designee determines that it would not be in the public interest to acquire the license for the States and domestic municipal governments.

(iii) If noted elsewhere in this contract as a condition of the grant of an advance waiver of the Government's title to inventions under this contract, or, if no advance waiver was granted but a waiver of the Government's title to an identified invention is granted pursuant to subparagraph (b)(2) of this clause upon a determination by the Secretary of Energy that it is in the Government's best interest, this license shall include the right of the Government to sublicense foreign governments pursuant to any existing or future treaty or agreement with such foreign governments.

(iv) Subject to the rights granted in subparagraphs (d)(1), (2), and (3) of this clause, the Secretary of Energy or designee shall have the right to terminate the foreign patent rights granted in this subparagraph (d)(4) in whole or in part unless the recipient of such rights demonstrates to the satisfaction of the Secretary of Energy or designee that effective steps necessary to accomplish substantial utilization of the invention have been taken or within a reasonable time will be taken.

(v) Subject to the rights granted in subparagraphs (d)(1), (2), and (3) of this clause, the Secretary of Energy or designee shall have the right, commencing four years after foreign patent rights are accorded under this subparagraph
(d)(4), to require the granting of a nonexclusive or partially exclusive license to a responsible applicant or applicants, upon terms reasonable under the circumstances, and in appropriate circumstances to terminate said foreign patent rights in whole or in part, following a hearing upon notice thereof to the public, upon a petition by an interested person justifying such hearing:

(A) If the Secretary of Energy or designee determines, upon review of such material as he deems relevant, and after the recipient of such rights or other interested person has had the opportunity to provide such relevant and material information as the Secretary or designee may require, that such foreign patent rights have tended substantially to lessen competition or to result in undue market concentration in any section of the United States in any line of commerce to which the technology relates; or

(B) Unless the recipient of such rights demonstrates to the satisfaction of the Secretary of Energy or designee at such hearing that the recipient has taken effective steps, or within a reasonable time thereafter is expected to take such steps, necessary to accomplish substantial utilization of the invention.

(vi) If the contractor is to file a foreign patent application on a subject invention, the Government agrees, upon written request, to use its best efforts to withhold publication of such invention disclosures for such period of time as specified by Patent Counsel, but in no event shall the Government or its employees be liable for any publication thereof.

(vii) Subject to the license specified in subparagraphs (d)(1), (2), and (3) of this clause, the contractor or inventor agrees to convey to the Government, upon request, the entire right, title, and interest in any foreign country in which the contractor or inventor fails to have a patent application filed in a timely manner or decides not to continue prosecution or to pay any maintenance fees covering the invention. To avoid forfeiture of the patent application or patent, the contractor or inventor shall, not less than 60 days before the expiration period for any action required by any patent office, notify the Patent Counsel of such failure or decision, and deliver to the Patent Counsel, the executed instruments necessary for the conveyance specified in this paragraph.

(e) Invention identification, disclosures, and reports.

(1) The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the performance of work under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Contracting Officer a description of such procedures for evaluation and for determination as to their effectiveness.

(2) The Contractor shall disclose each subject invention to the DOE Patent Counsel with a copy to the Contracting Officer within 2 months after the inventor discloses it in writing to Contractor personnel responsible for patent matters or, if earlier, within 6 months after the Contractor becomes aware that a subject invention has been made, but in any event before any on sale, public use, or publication of such invention known to the Contractor. The disclosure to DOE shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to DOE, the Contractor shall promptly notify Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor. The report should also include any request for a greater rights determination in accordance with subparagraph (b)(2) of this clause. When an invention is disclosed to DOE under this paragraph, it shall be deemed to have been made in the manner specified in Sections (a)(1) and (a)(2) of 42 U.S.C. 5908, unless the Contractor contends in writing at the time the invention is disclosed that is was not so made.

(3) The Contractor shall furnish the Contracting Officer the following:

(ii) Interim reports every 12 months (or such longer period as may be specified by the Contracting Officer) from the date of the contract, listing subject inventions during that period, and certifying that all subject inventions have been disclosed (or that there are not such inventions) and that the procedures required by subparagraph (e)(1) of this clause have been followed.

(ii) A final report, within 3 months after completion of the contracted work listing all subject inventions or certifying that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(4) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (e)(2) of this clause.

(5) The Contractor agrees, subject to FAR 27.3020), that the Government may duplicate and disclose subject invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this clause.

(f) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating, to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether:

(ii) Any such inventions are subject inventions;

(ii) The Contractor has established and maintains the procedures required by subparagraphs (e)(1) and (4) of this clause;

(iii) The Contractor and its inventors have complied with the procedures.

(2) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(3) Any examination of records under this paragraph will be subject to appropriate conditions to protect the confidentiality of the information involved.

(g) Withholding of payment (NOTE: This paragraph does not apply to subcontracts).

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government's interest withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of this contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to:

(i) Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each invention as required by this clause.

(ii) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to subparagraph (e)(1) of this clause;

(iii) Disclose any subject invention pursuant to subparagraph (e)(2) of this clause;

(iv) Deliver acceptable interim reports pursuant to subparagraph (e)(3)(ii) of this clause; or

(v) Provide the information regarding subcontracts pursuant to subparagraph
(h)(4) of this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Contracting Officer all disclosures of subject inventions required by subparagraph (e)(2) of this clause, and acceptable final report pursuant to subparagraph (e)(3)(ii) of this clause, and the Patent Counsel has issued a patent clearance certification to tile Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. No amount shall be withheld under this paragraph while the amount specified by this paragraph is being withheld under other provisions of the contract. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government rights.

(h) Subcontracts.

(1) The contractor shall include the clause at 48 CFR 952.227-11 (suitably modified to identify the parties) in all subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work to be performed by a small business firm or domestic nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the contractor shall include this clause (suitably modified to identify the parties). The contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(2) In the event of a refusal by a prospective subcontractor to accept such a clause the Contractor---

(ii) Shall promptly submit a written notice to the Contracting Officer setting forth the subcontractor's reasons for such refusal and other pertinent information that may expedite disposition of the matter; and

(ii) Shall not, proceed with such subcontract without the written authorization of the Contracting Officer.

(3) In the case of subcontracts at any tier, DOE, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and DOE with respect to those matters covered by this clause.

(4) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a Patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer the Contractor shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(5) The contractor shall identify all subject inventions of the subcontractor of which it acquires knowledge in the performance of this contract and shall notify the Patent Counsel, with a copy to the contracting officer, promptly upon identification of the inventions.

(ii) Preference United States industry, Unless provided otherwise, no Contractor that receives title to any subject invention and no assignee of any such Contractor shall grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement may be waived by the Government upon a showing by the Contractor or assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) Atomic energy

(1) No claim for pecuniary award of compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted with respect to any invention or discovery made or conceived in the course of or under this contract.

(2) Except as otherwise authorized in writing by the Contracting Officer, the Contractor will obtain patent agreements to effectuate the provisions of subparagraph (e)(1) of this clause from all persons who perform any part of the work under this contract, except nontechnical personnel, such as clerical employees and manual laborers.

(k) Background Patents.

(1) Background Patent means a domestic patent covering an invention or discovery which is not a subject invention and which is owned or controlled by the Contractor at any time through the completion of this contract:

(i) Which the contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and

(ii) Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture, or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

(2) The Contractor agrees to and does hereby grant to the Government a royalty-free, nonexclusive license under any background patent for purposes of practicing a subject of this contract by or for the Government in research, development, and demonstration work only.

(3) The Contractor also agrees that upon written application by DOE, it will grant to responsible parties, for purposes of practicing a subject of this contract, nonexclusive licenses under any background patent on terms that are reasonable under the circumstances. If, however, the Contractor believes that exclusive rights are necessary to achieve expeditious commercial development or utilization, then a request may be made to DOE for DOE approval of such licensing by the Contractor.

(4) Notwithstanding subparagraph (k)(3) of this clause, the contractor shall not be obligated to license any background patent if the Contractor demonstrates to the satisfaction of the Secretary of Energy or designee that:

(i) a competitive alternative to the subject matter covered by said background patent is commercially available or readily introducible from one or more other sources; or

(ii) the Contractor or its licensees are supplying the subject matter covered by said background patent in sufficient quantity and at reasonable prices to satisfy market needs, or have taken effective steps or within a matter.

Reasonable time are expected to take effective steps to so supply the subject

(1) Publication. It is recognized that during the course of the work under this contract, the Contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the Contractor, patent approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.

(m) Forfeiture of rights in unreported subject inventions.

(1) The Contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee all rights in any subject invention which the Contractor fails to report to Patent Counsel within six months after the time the Contractor:

(i) Files or causes to be filed a United States or foreign patent application thereon; or

(ii) Submits the final report required by subparagraph (e)(2)(ii) of this clause, whichever is later.

(2) However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in subparagraph (m)(1) of this clause, the
Contractor:

(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or

(ii) Contending that the invention is not a subject invention, the Contractor nevertheless discloses the invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer; or

(iii) Establishes that the failure to disclose did not result from the Contractor's fault or negligence.

(3) Pending written assignment of the patent application and patents on a subject invention determined by the Secretary of Energy or designee to be forfeited (such determination to be a final decision under the Disputes clause of this contract), the Contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph (m) shall be in addition to and shall not supersede other rights and remedies which the Government may have with respect to subject inventions.

(End of clause)

52.227-14 Rights in Data - General, with Alternates I and V, and paragraph
(d)(3)

RIGHTS IN DATA - GENERAL (JUN 1987)

(a) Definitions.

"Computer software" as used in this clause, means computer programs, computer data bases, and documentation thereof.

"Data," as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The terms does not include information incidental to contract administration such as financial, administrative, cost or pricing, or management information.

"Form, fit, and function data," as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchange ability, as well as data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formula, and flow charts of the software.

"Limited rights data," as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

"Technical data," as used in this clause, means data (other than computer software) which are of a scientific or technical nature.

"Restricted computer software," as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and is confidential or privileged; or is published copyrighted computer software; including minor modifications of such computer software.

"Unlimited rights," as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose, and to have or permit others to do so.

"Limited rights," as used in this clause, means the rights of the Government in limited rights data as set forth in the Limited Rights Notice of subparagraph
(a) (2) if included in this clause.

"Restricted rights," as used in this clause, means the rights of the Government in restricted computer software, as set forth in a Restricted Rights Notice of subparagraph (g)(3) if included in this clause, or as otherwise may be provided in a collateral agreement incorporated in and made part of this contract, including minor modifications of such computer software.

(b) Allocation of rights.

(1) Except as provided in paragraph (c) below regarding copyright, the Government shall have unlimited rights in:

(i) Data first produced in the performance of this contract;

(ii) Form, fit, and function data delivered under this contract;

(iii) Data delivered under this contract (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair items, components, or processes delivered or furnished for use under this contract; and

(iv) All other data delivered under this contract unless provided otherwise for limited rights data or restricted computer software in accordance with paragraph
(g) below.

(2) The Contractor shall have the right to:

(i) Use, release to others, reproduce, distribute, or publish any data, first produced or specifically used by the Contractor in the performance of this contract, unless provided otherwise in paragraph (d) below;

(ii) Protect from unauthorized disclosure and use those data which are limited rights data or restricted computer software to the extent provided in paragraph
(g) below;

(iii) Substantiate use of, add or correct limited rights, restricted rights, or copyright notices and to take other appropriate action, in accordance with paragraphs (e) and (f) below; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this contract to the extent provided in subparagraph (c)(1) below.

(c) Copyright
    ---------

(1) Data first produced in the performance of this contract. Unless provided otherwise in subparagraph (d) below, the Contractor may establish, without prior approval of the Contracting Officer, claim to copyright subsisting in scientific and technical articles based on or containing data first produced in the performance of this contract and published in academic, technical or professional journals, symposia proceedings or similar works. The prior, express written permission of the Contracting Officer is required to establish claim to copyright subsisting in all other data first produced in the performance of this contract. When claim to copyright is made, the Contractor shall affix the applicable copyright notices of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including contract number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. For data other than computer software the Contractor grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, irrevocable worldwide license in such copyrighted data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government. For computer software, the Contractor grants to the Government and others acting in its behalf, a paid-up nonexclusive, irrevocable worldwide license in such copyrighted computer software to reproduct, prepare derivative works, and perform publicly and display publicly by or on behalf of the Government.

(2) Data not first produced in the performance of this contract. The Contractor shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this contract any data not first produced in the performance of this contract and which contains the copyright notice of 17 U.S.C. 401 and 402, unless the Contractor identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (1) above; provided, however, that if such data are computer software the Government shall acquire a copyright license as set forth in subparagraph (g)(3) below if included in this contract or as otherwise may be provided in a collateral agreement incorporated in or made part of this contract.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices place on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, publication and use of data.

(1) The Contractor shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Contractor in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided below in this paragraph or expressly set forth in this contract.

(2) The Contractor agrees that to the extent it receives or is given access to data necessary for the performance of this contract which contain restrictive markings, the Contractor shall treat the data in accordance with such markings. Unless otherwise specifically authorized in writing by the Contracting Officer.

(3) The Contractor agrees not to establish claim to copyright in computer software first produced in the performance of this contract without prior written permission of the Contracting Officer. When such permission is granted the Contracting Officer shall specify appropriate terms to assure dissemination of the software. The Contractor shall promptly deliver to the Contracting Officer or to the Patent Counsel designated by the Contracting Officer a duly executed and approved instrument fully confirmatory of all rights to which the

Government is entitled and other terms pertaining to the computer software to which claim to copyright is made.

(e) Unauthorized marking of data.
    ----------------------------

(1) Notwithstanding any other provisions of this contract concerning inspection or acceptance, if any data delivered under this contract are marked with the notices specified in subparagraphs (g)(2) or (g)(3) below and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this contract, the Contracting Officer may at any time either return the data to the Contractor, or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the contractor affording the Contractor 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Contractor fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will not longer be made subject to any disclosure prohibitions.

(iii) If the Contractor provides written justification to substantiate the propriety of the markings within the period set in subdivision (i) above, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be canceled or ignore. If the Contracting Officer determines that the markings are authorized, the Contractor shall be so notified in writing. If the Contracting Officer determines, with concurrence of the Head of the Contracting Activity, that the markings are not authorized, the Contracting Officer shall furnish the Contractor a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Contractor files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (iii) until final resolution of the matter either by the Contracting Officer's determination becoming final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (1) above may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(3) This paragraph (e) does not apply if this contract is for a major system or for support of a major system by a civilian agency other than NASA and the U.S. Coast Guard subject to the provisions of Title III of the Federal Property and Administrative Services Act of 1949.

(4) Except to the extent the Government's action occurs as the result of final disposition of the matter by a court of competent jurisdiction, the Contractor is not precluded by this paragraph (e) from bringing a claim under the Contract Disputes Act, including pursuant to the Disputes clause of this contract, as applicable, that may arise as the result of the Government removing or ignoring authorized markings on data delivered under this contract.

(f) Omitted or incorrect markings.
    -----------------------------

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph (g) below, or the copyright notice required by paragraph (c) above, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Contractor may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Contractor's expense, and the Contracting Officer may agree to do so if the Contractor:

(i) Identifies the data to which the omitted notice is to be applied;

(ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

(2) The Contracting Officer may also (i) permit correction at the Contractor's expense of incorrect notices if the Contractor identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized, or (ii) correct any incorrect notices.

(g) Protection of limited rights data and restricted computer software.

(1) When data other than that-listed in subparagraphs (b)(1)(i), (ii), and (iii) above are specified to be delivered under this contract and qualify as either limited rights data or restricted computer software, if the Contractor desires to continue protection of such data, the Contractor shall withhold such data and not furnish them to the Government under this Contract. As a condition to this withholding, the Contractor shall identify the data being withheld and furnish form, fit, and function data in lieu thereof. Limited rights data that are formatted as a computer data base for delivery to the Government is to be treated as limited rights data and not restricted computer software.

(2) [Reserved.]

(3) [Reserved.]

(h) Subcontracting.
    --------------

The Contractor has the responsibility to obtain from its subcontractors all data and rights therein necessary to fulfill the Contractor's obligations to the Government under this contract. If a subcontractor refuses to accept terms affording the Government such rights, the Contractor shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subcontract award without further authorization.

(i) Relationship to patents.

Nothing contained in this clause shall imply a license to the Government under any patent or be construed as affecting the scope of any license or other right otherwise granted to the Government.

The Contractor agrees, except as may be otherwise specified in this contract for specific data items listed as not, subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Contractor's facility any data withheld pursuant to paragraph (g)(1) above, for purposes of verifying the Contractor's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Contractor whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection where made by a particular representative, the Contracting Officer shall designate an alternate inspector.

(End of clause)

                                 ALTERNATE II

(g)(2) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Contractor may affix the following "Limited Rights Notice" to the data and the Government will thereafter treat the data, subject to the provisions of paragraphs (e) and (f) of this clause, in accordance with such
Notice:

                        LIMITED RIGHTS NOTICE (JUN 1987)

(a) These data are submitted with limited rights under Government contract No. ______ (and subcontract No. ______ if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Contractor, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following, purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

[Agencies may list additional, purposes as set forth in 27.404(d)(1) or if none, so state]

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

                                 ALTERNATE III

(g)(3)(i) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Contractor may affix the following "Restricted Rights Notice" to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (e) and (f) of this clause, in accordance with the Notice:

                       RESTRICTED RIGHTS NOTICE (JUN 1987)

(a) This computer software is submitted with restricted rights under Government Contract No. _____ (and subcontract, if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this Notice or as otherwise expressly stated in the contract.

(b) This computer software may be:

(1) Used or copied for use in or with the computer or computers for which it was acquired, including use, at any Government installation to which such computer or computers may be transferred;

(2) Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archives) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software incorporating restricted computer software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by support service Contractors in accordance with subparagraphs (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copied for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any others rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the contract.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form Notice may be used in lieu thereof:

                            RESTRICTED RIGHTS NOTICE

                              SHORT FORM (JUN 1987)

Use, reproduction, or disclosure is subject to restrictions set forth in Contract No. _____ (and subcontract ___, if appropriate) with __________________ (name of Contractor and subcontractor).

                                 (End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will be presumed to be published copyrighted computer software licensed to the Government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Contractor includes the following statement with such copyright notice: "Unpublished-rights reserved under the Copyright Laws of the United States."

(End of Clause)

48 CFR 52.227-16 Additional Data Requirements

                     ADDITIONAL DATA REQUIREMENTS (JUN 1987)

(a) In addition to the data (as defined in the clause at 52.227-14 Rights in Data-General clause or other equivalent include in this contract) specified elsewhere in this contract to be delivered, the Contracting Officer may, at any time during contract performance or within a period of 3 years after acceptance of all items to be delivered under this contract, order any data first produced or specifically used in the performance of this contract.

(b) The Rights in Data-General clause or other equivalent included in this contract is applicable to all data ordered under this Additional Data Requirements clause. Nothing contained in this clause shall require the Contractor to deliver any data the withholding of which is authorized by the Rights in Data-General or other equivalent clause of this contract, or data which are specifically identified in this contract as not subject to this clause.

(c) When data are to be delivered under this clause, the Contractor will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(d) The Contracting Officer may release the Contractor from the requirements of this clause for specifically identified data items at any time during the 3-year period set forth in paragraph (a) of this clause.

(End of clause)

48 CFR 52.227-23 Rights to Proposal Data

RIGHTS TO PROPOSAL DATA (TECHNICAL) (JUN, 1987)

Except for data contained on pages ____ it is agreed that as a condition of award of this contract, and notwithstanding the conditions of any notice appearing thereon, the Government shall have unlimited rights (as defined in the "Rights in Data--General" clause contained in this contract) in and to the technical data contained in the proposal dated 3-13-97 upon which this contract is based.

3 through 22

Attachment 1:

952.227-11 Patent Rights - Retention by the Contractor (short form)

PATENT RIGHTS - RETENTION BY THE CONTRACTOR (SHORT FORM) (FEB 1995)

(a) Definitions.

(1) "Invention" means any invention or discovery which is or may be patentable or otherwise protectable under title 35 of the United States Code, or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2321, et seq.).

(2) "Made" when used in relation to any invention means the conception of first actual reduction to practice of such invention.

(3) "Nonprofit organization" means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954

(26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

(4) "Practical application" means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that is benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

(5) "Small business firm" means a small business concern as defined at section 2 of Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

(6) "Subject invention" means any invention of the contractor conceived or first actually reduced to practice in the performance of work under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 4 I(d) of the Plant Variety Protection Act, 7 U.S.C. 2401(d)) must also occur during the period of contract performance.

(7) "Agency licensing regulations" and "agency regulations concerning the licensing of Government-owned inventions" mean the Department of Energy patent licensing regulations at 10 CFR Part 781.

(b) "Allocation of principal rights." The Contractor may retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. 20. With respect to any subject invention in which the Contractor retains title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent application by Contractor.

     (1) The Contractor will disclose each subject invention to the Department of Energy (DOE) within 2 months after the inventor discloses it in writing to Contractor personnel responsible for patent matters. The disclosure to DOE shall be in the form of a written report and shall identify the contract under which the invention was made and the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. In addition, after disclosure to the DOE, the Contractor will promptly notify that agency of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

     (2) The Contractor will elect in writing whether or not to retain title to any such invention by notifying DOE within 2 years of disclosure to DOE. However, in any case where publication, on sale or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period for election of title may be shortened by DOE to a date that is no more than 60 days prior to the end of the statutory period.

     (3) The Contractor will file its initial patent application on a subject invention to which it elects to retain title within 1 year after election of title or, if earlier, prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor will file patent applications in additional countries or international patent offices within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where such filing has been prohibited by a Secrecy Order.

     (4) Requests for extension of the time for disclosure, election, and filing under subparagraphs (c)(1), (2), and (3) of this clause may, at the discretion of the agency, be granted.

(d) Conditions when the Government may obtain title. The Contractor will convey to the Federal agency, upon written request, title to any subject invention:

     (1) If the Contractor fails to disclose or elect title to the subject invention within the times specified in paragraph (c) of this clause, or elects not to retain title; provided, that DOE may only request title within 60 days after learning of the failure of the Contractor to disclose or elect within the specified times.

     (2) In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of the Federal agency, the Contractor shall continue to retain title in that country.

     (3) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention.

(e) Minimum rights to Contractor and protection of the Contractor right to file.

     (1) The Contractor will retain a nonexclusive royalty-free license throughout the world in each subject invention to which the Government obtains title, except if the Contractor fails to disclose the invention within the times specified in paragraph (c) of this clause. The Contractor's license extends to its domestic subsidiary and affiliates, if any, within the corporate structure of which the Contractor is a party and included the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded. The license is transferable only with the approval of the Federal agency, except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

     (2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions at 37 CFR Part 404 and agency licensing regulations. This license will not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or the domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

     (3) Before revocation or modification of the license, DOE will furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor will be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable regulations in 37 CFR Part 404 and actual regulations concerning the licensing of Government owned inventions, any decision concerning the revocation or modification of the license.

(f) Contractor action to protect the Government's interest.

     (1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and (ii) convey title to DOE when requested under paragraph (d) of this clause and to enable the government to obtain patent protection throughout the world in that subject invention.

     (2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and to establish the Government's rights in the subject inventions. This disclosure format should require, as a minimum, the information required by subparagraph (c)(1) of this clause. The Contractor shall instruct such employees, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

     (3) The Contractor will notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

     (4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement, "This invention was made with Government support under (identify the contract) awarded by the United States Department of Energy. The Government has certain rights in the invention."

(g) Subcontracts.

     (1) The Contractor will include this clause, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or domestic nonprofit organization. The subcontractor will retain all rights provided for the Contractor in this clause, and the Contractor will not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

     (2) The contractor shall include in all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work the patent rights clause at 952.227-13.

     (3) In the case of subcontracts, at any tier, DOE, subcontractor, and the Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and DOE with respect to the matters covered by the clause; provided, however, that nothing in this paragraph is intended to confer any jurisdiction under the Contract Disputes Act in connection with proceedings under paragraph (j) of this clause.

(h) Reporting on utilization of subject inventions. The Contractor agrees to submit, on request, periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor or its licensees or assignees. Such reports shall include information regarding the Development, date of first commercial sale or use, gross royalties received, by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceeding undertaken by that agency in accordance with paragraph (h) of this clause. As required by 35 U.S.C. 202(c)(5), DOE agrees it will not disclose such information to persons outside the Government without permission of the Contractor.

(i) Preference for United States industry. Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any product embodying the subject invention or produced through the use of the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-in rights. The Contractor agrees that, with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 37 CFR 461.6 and any supplemental regulations of the agency to require the Contractor, an assignee or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and, if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that-- (1) Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use; (2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees; (3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or (4) such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Special provisions for contracts-with nonprofit organizations. If the Contractor is a nonprofit organization, it agrees that--

     (1) Rights to a subject invention in the United States may not be assigned without the approval of the Federal agency, except where such assignment is made to an organization which has as one of its primary functions the management of inventions; provided, that such assignee will be subject to the same provisions as the Contractor;

     (2) The Contractor will share royalties collected on a subject invention with the inventor, including Federal employee co-inventors (when DOE deems it appropriate) when the subject invention is assigned in accordance with 35 U.S.C. 202(e) and 37 CFR 401.10;

     (3) The balance of any royalties or income earned by the Contractor with respect to subject inventions, after payment of expenses (including payments to inventors) incidental to the administration of subject inventions will be utilized for the support of scientific research or education; and

     (4) It will make efforts that are reasonable under the circumstances to attract licensees of subject inventions that are small business firms, and that it will give a preference to a small business Finn when licensing a subject invention if the Contractor determines that the small business firm has a plan or proposal for marketing the invention which, if executed, is equally as likely to bring the invention to practical application as any plans or proposals from applicants that are not small business firms; provided, that the Contractor is also satisfied that the small business firm has the capability and resources to carry out its plan or proposal. The decision whether to give a preference in any specific case will be at the discretion of the contractor. However, the Contractor agrees that the Secretary of Commerce may review the Contractor's licensing program and decisions regarding small business applicants, and the Contractor will negotiate changes to its licensing, policies, procedures, or practices with the Secretary of Commerce when that Secretary's review discloses that the Contractor could take reasonable steps to more effectively implement the requirements of this subparagraph (k)(4).

(1) Communications.

     (1) The contractor shall direct any notification, disclosure, or request to DOE provided for in this clause to the DOE patent counsel assisting the DOE contracting, activity, with a copy of the communication to the Contracting Officer.

     (2) Each exercise of discretion or decision provided for in this clause, except subparagraph (k)(4), is reserved for the DOE Patent Counsel and is not a claim or dispute and is not subject to the Contract Disputes Act of 1978.

     (3) Upon request of the DOE Patent Counsel or the contracting officer, the contractor shall provide any or all of the following:

          (i) a copy of the patent application, filing date, serial number and title, patent number, and issue date for any subject invention in any country in which the contractor has applied for a patent;

          (ii) a report, not more often than annually, summarizing, all subject inventions which were disclosed to DOE individually during the reporting period specified; or

          (iii) a report, prior to closeout of the contract, listing all subject inventions or stating that there were none.

(End of clause)

                           MECHANICAL TECHNOLOGY INC.

                                  March 13,1997

U.S. Department of Energy
Chicago Operations Office
9800 South Cass Avenue
Argonne, Illinois 60439
ATT: Mr. Brian Cass
Executive Secretary
Building 201, Room 3E-19

Dear Mr. Cass:

     SUBJ: PRDA DE-RA02-97EE50443

Mechanical Technology Incorporated is pleased to submit herewith its proposal, "Integrated Power System for Transportation". Enclosed are eight (8) copies each of the cost and technical proposal, including all the supporting details required in the PRDA DE-RA02-97EE50443.

Any technical matters pertaining to this proposal should be directed to Dr. William D. Ernst (518-785-2859); all other matters should be directed to Mr. William P. Surnigray (518- 785-2276).

                              Very truly yours,

                              Dr. William D. Ernst, Manager
                              Power & Energy Systems


Enclosures



MECHANICAL TECHNOLOGY INC.
96 ALBANY-SHAKER ROAD
LATHAM, NEW YORK 12110518f785.2211
FAX (518) 785-2420 or 2l27

                                   EXHIBIT A
                      [***] (24 Pages) STATEMENT OF WORK

CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO RULE 406 UNDER THE SECURITIES ACT AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED INFORMATION HAVE BEEN INDICATED WITH ASTERISKS.

                                              Mechanical Technology Incorporated

          SPECIAL TERMS AND CONDITIONS FOR FINANCIAL ASSISTANCE AWARDS
          ------------------------------------------------------------

The requirements of this attachment take precedence over all other requirements of this award found in regulations, the general terms and conditions, DOE orders, etc., except requirements of statutory law. Any apparent contradiction of statutory law stated herein should be presumed to be in error until recipient has sought and received clarification from the Contracting Officer.

1. PAYMENT OFFICE
   --------------

CR-54/CHO Account Payable Division U. S. Department of Energy P.O. Box 500 Germantown, MD 20874-0500

2. FINANCE OFFICE
   --------------

U. S. Department of Energy Chicago Operations Office Financial Services Group 9800 South Cass Avenue Argonne, Illinois 60439

3. PAYMENT - Advance Payment under this award will be made by:
   -------

[ ]  Department of Health & Human Services (DHHS) Payment Management System
     (PMS), formerly DOE Letter of Credit.

The recipient shall request cash only as needed for immediate disbursements, shall report cash disbursements in a timely manner, and shall impose the same standards of timing and amount, including reporting requirements, on secondary recipients.

[X]  Treasury Check

An original Request for Advance or Reimbursement, SF 270, shall be submitted as necessary to the Payment Office specified in Section 1. above, and one copy of the SF 270 shall be submitted to the Contract Specialist specified in Block 12 of the Notice of Financial Assistance Award (DOE F 4600.1). The timing and amount of advances shall be as close as is administratively feasible to the actual disbursements. Such requests shall not be made in excess of reasonable estimates of cash outlays for a 30 day period.

An electronic funds transfer will be accomplished if the Finance Office has an Automated Clearing House (ACH) Vendor Miscellaneous Payment Enrollment Form on file for your organization.

                                              Mechanical Technology Incorporated


4. DECONTAMINATION AND/OR DECOMMISSIONING D&D COSTS
   ------------------------------------------------

Notwithstanding any other provisions of this Agreement, including but not limited to FAR 31.205-31, when applicable, as incorporated by Financial Assistance Rule 600.127(a), the Government shall not be responsible for or have any obligation to the recipient for (i) Decontamination and/or Decommissioning (D&D) of any of the Recipient's facilities, or (ii) any costs which may be incurred by the Recipient in connection with the D&D of any of its facilities due to the performance of the work under this Agreement, whether said work was performed prior to or subsequent to the effective date of this Agreement.

5. FEDERALLY-OWNED PROPERTY
   ------------------------

If you acquire federally-owned property under this award whether fabricated, furnished or purchased With Capital Equipment Funds, then a listing of such property shall be submitted on DOE F 4300.3, Summary Report of DOE-Owned Plant & Capital Equipment, to the Contracting Officer within 30 days after February 28 of each year and within 30 days after the project period ends. The report must separately identify items which were fabricated, furnished, or purchased with Capital Equipment funds under this award.

6.   PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS - SENSE OF CONGRESS -
     ----------------------------------------------------------------------
     FISCAL YEAR 1998
     ----------------

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

7. NOTICE REGARDING UNALLOWABLE COSTS AND LOBBYING ACTIVITIES
   ----------------------------------------------------------

Recipients of financial assistance are cautioned to carefully review the allowable cost and other provisions applicable to expenditures under their particular award instruments. If financial assistance funds are spent for purposes or in amounts inconsistent with the allowable cost or any other provisions governing expenditures in an award instrument, the government may pursue a number of remedies against the recipient, including in appropriate circumstances, recovery of such funds, termination of the award, suspension or debarment of the recipient from future awards, and criminal prosecution for false statements.

Particular care should be taken by the recipient to comply with the provisions prohibiting the expenditure of funds for lobbying and related activities. Financial assistance awards may be used to describe and promote the understanding of scientific and technical aspects of specific energy technologies, but not to encourage or support political activities such as the collection and dissemination of information related to potential, planned or pending legislation.

                                              Mechanical Technology Incorporated


8. ADDITIONAL PROVISIONS

If the appropriation symbol contained in Block 14.a. of the Notice of Financial Assistance Award for this award is listed below, paragraph 8.a. is applicable to this award, otherwise paragraph 8.b. applies:

89XO213.91 8990216.91 89MO216.91 89MO217.91 89X9219.91

89XO215.91 8900216.91 89XO216.91 89XO218.91 89MO219.91

89XO214.91 8910216.91 8990217.91 89MO218.91 89XO235.91

a. Department of Interior Appropriations Act Funding:
   -------------------------------------------------

1. Lobbying Restriction
   --------------------

The contractor or awardee agrees that none of the funds obligated on this award shall be made available for any activity or the publication or distribution of literature that in any way tends to promote public support or opposition to any legislative proposal on which Congressional action is not complete. This restriction is in addition to those prescribed elsewhere in statute and regulation.

2. Compliance With Buy American Act
   --------------------------------

In accepting this award, the recipient agrees to comply with sections 2 through 4 of the Act of March 3, 1933 (41 U.S.C. 10a-10c, popularly known as the "Buy American Act"). The recipient should review the provisions of the Act to ensure that expenditures made under this award are in accordance with it.

b. Energy & Water Development Appropriations Act Funding:
   -----------------------------------------------------

Lobbying Restriction
--------------------

The contractor or awardee agrees that none of the funds obligated on this award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in IS U.S.C. 1913. This restriction is in addition to those prescribed elsewhere in statute and regulation.

                                              Mechanical Technology Incorporated


9. REPORTING
   ---------

Failure to comply with the reporting requirements contained in this award will be considered a material noncompliance with the terms of the award. Noncompliance may result in a withholding of future payments, suspension or termination of the current award, and withholding of future awards. A willful failure to perform, a history of failure to perform or of unsatisfactory performance of this and/or other financial assistance awards, may also result in a debarment action to preclude future awards by Federal agencies.

10. PARTIAL FUNDING
    ---------------

This cooperative agreement is partially funded on a cost reimbursement basis without fee or profit. The total estimated cost of the project to be conducted during the current budget period is $14,904,564.00 of which the estimated cost to DOE is $11,178,423.00 and the estimated cost to the Participant is $3,726,141.00. The Cumulative DOE Obligation for the current budget period is $3,601,816.00 and, subject to the availability of additional funds, DOE anticipates obligating an additional $7,576,607.00 hereunder for the current budget period. The Participant shall not be obligated to continue performance of the project beyond the total of: (a) the amount of funds set forth as the Cumulative DOE Obligation for the current budget period in Block 16.b.(I) of the face page, (b) the amount, if any, set forth as DOE Funds Authorized for Carry Over in Block 16.a.(2) of the face page, and (c) the amount of the Participant's corresponding obligation for the current budget period, viz., $1,200,563.00; provided, however, that once the Cumulative DOE Obligations for the current budget period have been increased by DOE to $11,178,423.00, the Participants obligation for the current budget period shall be increased to a total of $3,726,141.00, and the Participant shall be expected to bring the project (covered by the current budget period) to its conclusion within the amount of $14,904,564.00, and there is no commitment by DOE to provide any additional funding to the Participant. This cooperative agreement is subject to a refund of unexpended funds to DOE.

ADDITIONAL SPECIAL PROVISIONS

TABLE OF CONTENTS

CLAUSE    SUBJECT                                                           PAGE
------    -------                                                           ----
I.        Cost Share Contributions  .......................................   1

2.        Indirect Cost Applied to Teaming Partners' Costs ................   1

3.        Fee  I ..........................................................   1

4.        Adequate Recognition ............................................   1

5.        U.S. Competitiveness ............................................

5.        Statement of Substantial Involvement ............................   2

6.        Technical Direction .............................................   3

                          ADDITIONAL SPECIAL PROVISIONS

1. COST SHARE CONTRIBUTIONS
   ------------------------

It is the intention of the Government and the Participant to share the allowable and allocable costs of performance of the work during this Agreement as set forth herein.

The Government's contribution and support for this Agreement during the project period September 30, 1997 through March 31, 2000 will be $11,178,423.00.
The Participant will contribute $3,726,141.00 toward the aforementioned budget period. It is the intention of the Government and the Participant to share the total allowable and allocable costs of performance during the project period on a 75.0 percent (Government) and 25.0 percent (Participant) based on total cost of the project, see Block No. 16a.(6) of the Notice of Financial Assistance Award, face page. It is understood by the parties that the DOE share of this budget period is $11,178,423.00 and no additional Federal funding will be provided notwithstanding the total cost of the project at completion. The cost sharing formula zero percent (Government) and 100 percent (Participant) shall apply to any increase in the Total Approved Budget.

2. INDIRECT COST APPLIED TO TEAMING PARTNERS' COSTS
   ------------------------------------------------

Notwithstanding applicable cost principals, and allowable and allocable costs for performance of the work under this Agreement, indirect costs charged by the Participant to subaward(s) (Teaming Partners) shall not exceed 5% of the subaward total costs. Any indirect costs above the ceiling restriction shall be unallowable and shall be absorbed by the Applicant without reimbursement by the Government under any other Government contract, financial assistance or any subcontract under any other Government prime contract or financial assistance.

3. FEE
   ---

No fee shall be paid to the Recipient or any subaward for performance under this Agreement.

4. ADEQUATE RECOGNITION
   --------------------

It is agreed that the Participant shall obtain adequate recognition of the United States support for the technology developed under this cooperative agreement in any contracts, licenses, or other agreements which involve the transfer to foreign entities of the fuel cell technology developed in whole or in part at Government expense. The Participant agrees to notify and obtain concurrence from the Assistant Secretary for Energy Efficiency and Renewable Energy or designee in writing of the adequate recognition obtained prior to entering into any such contracts, licenses, or other agreements. The Awardee shall not enter into any such contracts, licenses, or other agreements without the concurrence of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee. The determination of whether to grant such concurrence shall be at the sole discretion of the Assistant Secretary for Energy Efficiency and Renewable Energy or designee and is not subject to litigation under 10 CFR
(S)600.22, Disputes
and Appeals. The determination shall be in writing and shall be furnished to the Awardee by the Contracting Officer. Examples of such an adequate recognition could include: (1) a commitment to manufacture in the U.S.A.; (2) a requirement to reimburse the U.S. Government for its R&D costs; and/or (3) a commitment to jointly sponsor the R&D program.

5. U.S. COMPETITIVENESS
   --------------------

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States, unless the Contractor can show to the satisfaction of DOE that it is not commercially feasible to do so. The Contractor further agrees to make the above condition binding on any assignee or licensee or any entity otherwise acquiring rights to any waived invention, including subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in the waived invention is suspended until approved in writing by DOE.

6. STATEMENT OF SUBSTANTIAL INVOLVEMENT
   ------------------------------------

The Department of Energy (Department, DOE) will be substantially involved in all Tasks of the Statement of Work. The Department will collaborate with the participant in evaluating, accepting, and achieving the milestones for research as proposed by the respondent.

The Department will provide technical direction to the overall program, as well as the individual program elements as it is determined to be necessary and appropriate by DOE. The Department will participate during the full duration of the project, and will have continuing rights to conduct ongoing negotiations with the participant regarding the technical direction of the work conducted under this Agreement. The Department staff members will attend meetings and participate in the formation and direction of scope of the key development activities. The DOE Project Officer will participate in the development, review and approval of all proposed statements of work, including subcontractor statements of work, prior to the execution of any subcontract. The Department will review technical progress reports and provide input to these reports as deemed necessary. In addition, the Department will have the right to have National Laboratories or selected private organizations perform independent tests and evaluations of the cooperative agreement's deliverables, thus providing an additional measure of technical progress.

The Department may collaborate with the participant in the allocation of funds budgeted for this Agreement. Further, as work progresses, funding needs may change and depending upon availability of funds, the Department may collaborate with the participant to reallocate funds budgeted between the different programs and projects.

The Department will thus be actively monitoring all phases of the participant's research and development activities, including participation in the participant's reviews of its contractor's activities and review of the contractor's reports to the participant. The Department will actively participate in the participant's process of reviewing and approving each phase of the proposed programs and projects.

The substantial involvement by the Department under this Agreement will remain in effect for the term of the cooperative agreement award unless otherwise amended in writing by the Contracting Officer. Moreover, this statement of substantial involvement by the Department does not increase the Department of Energy's liability under the Agreement award.

7. TECHNICAL DIRECTION
   -------------------

A. The work to be performed by the Participant under this Cooperative Agreement is subject to the surveillance and written Technical Direction of a "DOE Project Officer," identified in block 11 of the face page. The term "Technical Direction" is defined to include, without limitation, the following:

1. Directions to the Participant which redirects the work effort, shifts work emphasis between work areas or tasks, require pursuit of certain lines of inquiry, fill in details or otherwise provide technical guidance to the Participant in order to accomplish the tasks and requirements stated in the Statement of Work as contained in the agreement.

2. Provision of information to the Participant which assists in the interpretation of drawings, specifications or technical portions of the Statement of Work as contained in the Agreement.

3. Review and, where required by the Cooperative Agreement, approval of technical reports, drawings, specifications or technical information to be delivered by the Participant to DOE under the Cooperative Agreement.

4. The DOE Project Officer shall monitor the Participant's performance with respect to compliance with the requirements of this Cooperative Agreement.

B. Technical direction and management surveillance shall not impose tasks or requirements upon the Participant additional to or different from the tasks and requirements stated in the Statement of Work of this Agreement. The Technical Direction to be valid:

1. Must be issued in writing consistent with the tasks and requirements stated in the Statement of Work of this Agreement; and

2. May not:

a. constitute an assignment of additional work outside the tasks and requirements stated in the Statement of Work of this Agreement;

b. in any manner cause an increase or decrease in the total estimated project cost or the time required for project performance;

C. change any of the expressed terms, conditions or specification of the Cooperative Agreement; or

d. accept non-conforming work.

C. The Participant shall proceed promptly with the performance of Technical Directions duly issued by the DOE Project Officer in the manner prescribed by paragraph B. above and which are within his authority under the provisions of paragraph A. above; provided, however, that the Participant shall immediately cease the performance of any Technical Direction upon receipt of a written instruction to that effect from the Contracting Officer.

D. If in the opinion of the Participant any Technical Direction issued by the DOE Project Officer is within one of the categories as defined in B.2. (a) through (d) above, the Participant shall not proceed but shall notify the Contracting Officer in writing within five working days after the receipt of any such Technical Direction and shall request the Contracting Officer to rescind such direction or mutually agree to modify the agreement accordingly.

E. The only persons authorized to give Technical Direction to the Participant under this Agreement are the Contracting Officer and any "DOE Project Officer" as listed in Block 11 of the face page. Any action taken by the Participant in response to any direction given by any person other than the Contracting Officer or DOE Project Officer shall not be binding upon the Government.

                                    Replaces

               Clause No. 04., 48 C.F.R. 952.227-13 Patent Rights

52.227-12 Patent Rights - Waiver (JUL 1996), as modified by 10 C.F.R. 784, DOE

Patent Waiver Regulations

PATENT RIGHTS - WAIVER (JUL 1996)

(a) Definitions. As used in this clause:

"Background patent" means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract: (i) Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and (ii) Infringement of which cannot reasonably be avoided upon the practice of any specified process, method, machine. manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

"Contract" means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

"DOE Patent Waiver regulations" means the Department of Energy patent waiver regulations at 10 CFR Part 784.

"Invention" as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under Title 33 J5 of the United States Code or any novel variety of plant that is or may be protectable under, the Plant Variety Protection Act (7 U.S. 2321 et seq.)

"MADE" when used In relation to any invention means the conception or first actual reduction to the practice of such invention.

Nonprofit Organization means a university or other institution of higher education or an organization of the type described in section .501(c)(3) of the Internal Revenue Code of 195426 U.S.C. 501(c) and exempt from taxation under section 301(a) of the Internal Revenue Code (26 U.S.C. 501 (a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

Patent Counsel means the Department of Energy Patent Counsel assisting the procuring activity.

Practical application means to manufacture, in the case of a composition or product; to practice in the case of a process or method, or to operate, in the case of a machine or system: and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Secretary means the Secretary of Energy.

Small business firm means a small business concern as defined at Section 2 of the Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration. For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

Subject invention means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 4 1 (d) of the Plant Variety Protection Act (17 U.S.C. 21,10 1 (d)) must also occur during the period of contract performance.

(b) Allocation of principal rights. Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout he world to each subject invention subject to the provisions of this clause and 35 U.S.C. (S)(S)202 and 203. With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable. paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c) Invention disclosure, election of title, and filing of patent applications by Contractor.

(1) The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor. The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the inventors and the contract under which the invention was made. It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the patent, operation, and physical, chemical, biological, or electrical characteristics of the invention. The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.
In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any or, sale or public use planned by the contractor.

(2) The Contractor shall elect in writing whether or not to retain title to any such invention by notifying the Patent Counsel at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States), in which the Contractor will retain title;

provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the Agency to a date that is no more than 60 days prior to the end of the statutory period. The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3) The Contractor shall file its United States patent application within 1-year after election, but not later than at least 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use. The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where foreign filing has been prohibited by a Secrecy Order.

(4) Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Governments interest.

(d) Condition when the Government may obtain title notwithstanding an existing waiver. The Contractor shall convey to DOE, upon written request, title to any subject invention.

(1) If the Contractor elects not to retain title to a subject invention.

(2) If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) of this clause (provided that DOE may only request title within 60 days after learning of the Contractor's failure to report or elect within the specified times).

(3) In those countries in which the Contractor falls to file patent applications within the times specified in paragraph (c) of this clause provided, however, that if the Contractor has filed, a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country.

(4) In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in re-examination or opposition proceeding on, a patent on a subject invention, or

(5) If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e) Minimum Rights Contractor when the Government retains title.

(1) The Contractor shall retain a non-exclusive Royalty-Free license throughout the world each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within times specified in paragraph (c) of this clause.
The Contractor's license extends to its domestic subsidiaries and affiliates if any, within the corporate Structure of which the Contract or is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was Awarded. The license is transferable only with the approval of DOE except when transferred to the successor of the part of the Contractor's business to which the invention pertains.

(2) The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations. This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public. The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3) Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified. The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f) Contractor action to protect the Government's interest.

(1) The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i) establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and

(ii) convey title to DOE when requested under paragraphs (d) and (n)(2) of this clause, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2) The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file patent applications on subject inventions and establish the Government's right in the subject inventions. This disclosure format should require, as a minimum, the information required by paragraph
(c)(1) of this clause. The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. Foreign statutory bars.

(3) The Contractor shall notify DOE of any decision not to continue the prosecution of a patent Application, pay maintenance fees, or defend in a reexamination or opposition on a patent, in any Country, not less than 330 days before the expiration of the response period required by the relevant patent office.

(4) The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon Covering a subject invention, the following statement: this invention was made with Government support under (identify its Contract) awarded by DOE. The Government has certain rights in this invention.

(5) The Contractor shall establish and maintain active and effective procedures to assure that subject, inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract. These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed. Upon request, the Contractor shall furnish the Patent Counsel a description of such procedures for evaluation and for determination as to their effectiveness.

(6) The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government; to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government; and to provide for such refund in any instrument transferring rights in the invention to any party.

(7) The Contractor shall furnish the Patent Counsel the following:

(i) Interim reports every 12 months (or such longer period as may be specified by the Patent Counsel) from the date of the contract, listing subject inventions during that period and certifying that all subject inventions have been disclosed or that there are no such inventions.

(ii) A final report, within 3 months after completion of the contracted work, listing all subject inventions or certifying that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(8) The Contractor shall promptly notify the Patent Counsel in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Patent Counsel, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9) The Contractor shall provide, upon request, the filing date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(10) Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g) Subcontracts.

(1) Unless otherwise directed by the Contracting Officer, the Contractor shall include the Clause at 4S CM 952.227-T 1, suitably modified to identify the parties, in all subcontracts regardless of the tier for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization except where the work of the subcontract is subject to Exceptional Circumstances Determination by DOE. In all other subcontracts, regardless of tier, for experimental, developmental, demonstrative or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2) The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(3) In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(4) The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion. Upon request of the Contracting Officer, the Contracting Officer shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(h) Reporting on utilization of subject inventions. The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor and any of its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify. The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by DOE in accordance with paragraph (0) of this clause. To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, DOE agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i) Preference for United States industry. Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States. However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j) March-lin rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 48 CFR 27.304-1 (g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request. DOE has the right to grant such a license itself if DOE determines that the Contractor or assignee has not taken, or is

(1) Such action is necessary because the Contractor or assignee has not taken or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject Invention in such field of use;

(2) Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees or

(3) Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4) Such action is necessary because the agreement required by paragraph (1) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents.

(1) The Contractor agrees:

(i) to grant to the Government a royalty-free, nonexclusive license under any Background Patent for purposes of practicing a subject of this contract by or for the Government in research, development, and demonstration work only.

(ii) that, upon written application by DOE, it will grant to responsible parties for purposes of practicing a subject of this contract, nonexclusive licenses under any Background Patent on terms that are reasonable under the circumstances. If, however, the Contractor believes that exclusive or partially exclusive rights are necessary to achieve expeditious commercial development or utilization, then a request may be made to DOE for DOE approval of such licensing by the Contractor.

(2) Notwithstanding paragraph (k)(1)(ii), the Contractor shall not be obligated to license any Background Patent if the Contractor demonstrates to the satisfaction of the Secretary or his designee that:

(i) a competitive alternative to the subject matter covered by said Background Patent is commercially available from one or more other sources, or

(ii) the Contractor or its licensees are supplying the subject matter covered by said Background Patent in sufficient quantity and at reasonable prices to satisfy market needs, or have taken effective steps or within a reasonable time are expected to take effective steps to so supply the subject matter.

(1) Communications. All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m) Other Inventions. Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention, except, with respect to Background Patents, above.

(n) Examination of records relating to inventions.

(1) The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (Including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determines whether

(ii) The Contractor has established and maintains the procedures required by paragraphs (f)(2) and (f)(5) of this clause, and

(iii) The Contractor and its inventor have complied with the procedures.

(2) If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by paragraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with paragraphs (d)(2) and
(d)(3) of this clause. However, if the Contractor establishes that the failure to disclose did not result from the Contractor's fault or negligence, the Contracting Officer shall not request title.

(3) If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(4) Any examination of records under this paragraph shall be conducted in such a mariner as to protect the confidentiality of the information involved.

(o) Withholding of payment. NOTE: This paragraph does not apply to subcontracts or grants.

(1) Any time before final payment under this contract, the Contracting Officer may, in the Government's interest, withhold payment until a reserve nor exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to-- (i) Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph (f)(5) of this clause-, (ii) Disclose any subject invention pursuant to paragraph (c)
(17) of this clause-, (iii) Deliver acceptable interim reports pursuant to paragraph (f)(7)(I) of this clause-, or (iv) Provide the information regarding subcontracts pursuant to paragraph (f)(6) of this clause, (v) Convey to the Government, using a DOE approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2) Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3) Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (ff)(7)

(ii) of this clause, and all past "DOE confirmatory instruments," and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4) The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above. If the maximum amount authorized above is already being withheld under other provisions of the contract, no additional amount shall be withheld under this paragraph. The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(5) Waiver Terminations. Any waiver granted to the Contractor authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination. Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated. Any waiver termination shall be subject to the Contractor's minimum license as provided in paragraph (e) of this clause.

(q) Atomic Energy. No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r) Publication. It is recognized that during the course of work under this contract, the contractor or its employees may from time to time desire to release or publish information regarding Scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract. In order that public disclosure of such information will not adversely affect the patent interests of DOE or the contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication. In appropriate circumstances, and after consultation with the contractor, Patent Counsel, may waive the rights of prepublication review.

(s) Forfeiture of rights in unreported subject inventions.

(1) The contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the contractor fails to report to Patent Counsel within six months after the time the contractor: (i) Files or causes to be filed a United States or foreign patent application thereon, or (ii) Submits the final report required by paragraph (e)(2)(ii) of this clause, whichever is later.

(2) However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (m)(1) of this clause, the contractor:
(i) Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to the Patent Counsel, with a copy to the Contracting Officer; or (ii) Contending that the subject invention is not a subject invention, the contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or (iii) Establishes that the failure to disclose did not result from the contractor's fault or negligence.

(3) Pending written assignment of the Patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Dispute clause of this contract), the contractor shall be deemed to, hold the invention and patent applications and patents pertaining thereto in trust for the Government. The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t) U.S. Competitiveness. The Contractor agrees that any products embodying and waive invention. The produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so. The Contractor further agrees to make the above condition binding on any assignees or licensees or any entity otherwise acquiring rights to any waived invention Subsequent assignees or licensees. Should the Contractor or other such entity receiving rights in any waived invention undergo a change in ownership amounting to a controlling Interest, then the waiver, assignment, license or other transfer of rights in the waived invention is suspended until approved in writing by DOE. In the event DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., recoupment of the government's investment, etc.

(End of clause)

Amendment No. A003 to Cooperative Agreement No. DE-FC02-97EE50472
Page No. 2 of 2

19. REMARKS (continued)

1. The following revisions are effective for performance under this grant on or after the effective date of this amendment:

a. The Cumulative DOE Obligations for this budget period as reflected in Block No. b.(1) of the NFAA face page is increased by $2,000,000.00 from $3,601,816.00 to $5,601,816.00;

b. Provision No. 10, PARTIAL FUNDING, of the Special Terms and Conditions for
                     ---------------
Financial Assistance Awards, coded SPRG-0498/APM modified, is revised in its entirety to read as follows:

10. PARTIAL FUNDING
    ---------------

This cooperative agreement is partially funded on a cost reimbursement basis without fee or profit. The total estimated cost of the project to be conducted during the current budget period is $14,904,564.00 of which the estimated cost to DOE is $11,178,423.00 and the estimated cost to the Participant is $3,726,141.00. The Cumulative DOE Obligation for the current budget period is $5,601,816.00 and, subject to the availability of additional funds, DOE anticipates obligating an additional $5,576,607.00 hereunder for the current budget period. The Participant shall not be obligated to continue performance of the project beyond the total of: (a) the amount of funds set forth as the Cumulative DOE Obligation for the current budget period in Block 16.b.(1) of the face page, (b) the amount, if any, set forth as DOE Funds Authorized for Carry Over in Block 16.a.(2) of the face page, and (c) the amount of the Participant's corresponding obligation for the current budget period, viz., $1,867,169.00; provided, however, that once the Cumulative DOE Obligations for the current budget period have been increased by DOE to $11,178,423.00, the Participant's obligation for the current budget period shall be increased to a total of $3,726,141.00, and the Participant shall be expected to bring the project (covered by the current budget period) to its conclusion within the amount of $14,904,564.00, and there is no commitment by DOE to provide any additional funding to the Participant. This cooperative agreement is subject to a refund of unexpended funds to DOE."

c. The Federal Assistance Reporting Checklist, dated 12/22/97, attached hereto, is substituted for the Federal Assistance Reporting Checklist, dated 12-22-97, previously incorporated into this Cooperative Agreement at A002;

d. Alternate VI, Contractor Licensing, Alternate H paragraph (g)(2), and Alternate III paragraph (g)(3), attached hereto, are added to Clause No. 05, 48 C.F.R. 52.227-14, Rights in Data - General, of the Intellectual Property Provisions - Assistance Large Business, State and Local Governments, or Foreign Organizations (Research, Development or Demonstration), coded GLB-697, previously incorporated into this Cooperative Agreement at AOOO.

2. All other terms and conditions remain unchanged.

          Clause No. 05, 48 C.F.R. 52.227-14, Rights in Data - General

ALTERNATE V1, CONTRACTOR LICENSING

As prescribed at 48 CFR 92,404(1) insert Alternate VI to require the contractor to license data regarded as limited rights data or restricted computer software to DOE and third parties at reasonable royalties upon request by the Department of Energy.

(j) Contractor Licensing. Except as may be otherwise specified in this contract as data not subject to this paragraph, the contractor agrees that upon written application by DOE, it will grant to the Government and responsible third parties, for purposes of practicing a subject of this contract, a nonexclusive license in any limited rights data or restricted rights software on terms and conditions reasonable under the circumstances including appropriate provisions for confidentiality, provided, however, the contractor shall not be obligated to license any such data if the contractor demonstrates to the satisfaction of the Secretary of Energy or designee that: (1) Such data are not essential to the manufacture or practice of hardware designed or fabricated, or processes developed, under this contract; (2) Such data, in the form of results obtained by their use, have a commercially competitive alternate available or readily introducible from one or more other sources; (3) Such data, in the form of results obtained by their use, are being supplied by the contractor or its licensees in sufficient quantity and at reasonable prices to satisfy market needs, or the contractor or its licensees have taken effective steps or within a reasonable time are expected to take effective steps to so supply such data in the form of results obtained by their use; or (4) Such data, in the form of results obtained by their use, can be furnished by another firm skilled in the art of manufacturing items or performing processes of the same general type and character necessary to achieve the contract results.

This paragraph (J) will be included in all subcontracts for research, development or demonstration at any tier, other than subcontracts with domestic small businesses and nonprofit organizations.

ALTERNATE II

(g)(2) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Contractor may affix the following "Limited Rights Notice" to the data and the Government will thereafter treat the data, subject to the provisions of paragraphs (e) and (f) of this clause, in accordance with such
Notice:

LIMITED RIGHTS NOTICE (JUN 1987)

(a) These data are submitted with limited rights under Government contract No. (and subcontract No., if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Contractor, be used for purposes of manufacture nor disclosed outside the Government, except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(i) Use (except for manufacture) by support service Contractors

(ii) Evaluation by Now Government evaluators

(iii) Use (except for manufacture) by other Contractors participating in its Government's Program of which specific contract is part for information and use in connection with the work performed under each contract.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part.

(End of notice)

ALTERNATE III

(g)(3)(i) Notwithstanding subparagraph (g)(1) of this clause, the contract may identify, and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Contractor may affix the following "Restricted Rights Notice" to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (e) and (f) of this clause, in accordance with the Notice:

RESTRICTED RIGHTS NOTICE (JUN 1987)

(a) This computer software is submitted with restricted rights under Government Contract No. (and subcontract, if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this Notice or as otherwise expressly stated in the contract.

(b) This computer software may be:

(1) Used or copied for use in or with the computer or computers for which it was acquired, including use at any Government installation to which such computer or computers may be transferred;

(2) Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archives) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software incorporating restricted computer software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by support service Contractors in accordance with subparagraphs (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copied for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any others rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the contract.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short form. Notice may be used in lieu thereof.

RESTRICTED RIGHTS NOTICE SHORT FORM (JUN 1987)

Use, reproduction, or disclosures subject to restrictions set forth in Contract No. (and subcontract if appropriate will (name of Contractor and subcontractor).

(End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will, be presumed to be published copyrighted computer software licensed to the Government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Contractor includes the following statement with such copyright notice: "Unpublished rights reserved under the Copyright Laws of the United States."

Amendment No. A004 to Cooperative Agreement No. DE-FC02-97EE50472
Page No. 2 of 2

19. REMARKS (continued)

1. The following revisions are effective for performance under this grant on or after the effective date of this amendment:

a. The Cumulative DOE Obligations for this budget period as reflected in Block No. 16b.(1) of the NFAA face page is increased by $4,200,000.00 from $5,601,816.00 to $9,801,816.00;

b. In Block No. 11, DOE PROJECT OFFICER, of the NFAA, the name "Donna Lee-Ho" is substituted for the name "JoAnn Milliken" and the telephone No. is changed from "(202) 586-2480" to "(202) 586-8000."

c. In Block No. 5.C. of the Federal Assistance Reporting Checklist, previously incorporated into this Cooperative Agreement at Amendment No. A003, the name "Donna Lee-Ho" is substituted for the name "JoAnn Milliken."

d. Provision No. 10, PARTIAL FUNDING of the Special Terms and Conditions for Financial Assistance Awards, coded SPRG-0498/APM modified, is revised in its entirety to read as follows:

10. PARTIAL FUNDING

This cooperative agreement is partially funded on a cost reimbursement basis without fee or profit. The total estimated cost of the project to be conducted during the current budget period is $14,904,564.00 of which the estimated cost to DOE is $11,178,423.00 and the estimated cost to the Participant is $3,726,141.00. The Cumulative DOE Obligation for the current budget period is $9,801,816.00 and, subject to the availability of additional funds, DOE anticipates obligating an additional $1,376,607.00 hereunder for the current budget period. The Participant shall not be obligated to continue performance of the project beyond the total of: (a) the amount of funds set forth as the Cumulative DOE Obligation for the current budget period in Block 16.b.(l) of the face page, (b) the amount, if any, set forth as DOE Funds Authorized for Carry Over in Block 16.a.(2) of the face page, and (c) the amount of the Participant's corresponding obligation for the current budget period, viz., $3,267,305.00; provided, however, that once the Cumulative DOE Obligations for the current budget period have been increased by DOE to $11,178,423.00, the Participants obligation for the current budget period shall be increased to a total of $3,726,141.00, and the Participant shall be expected to bring the project (covered by the current budget period) to its conclusion within the amount of $14,904,564.00, and there is no commitment by DOE to provide any additional funding to the Participant. This cooperative agreement is subject to a refund of unexpended funds to DOE."

2. All other terms and conditions remain unchanged.